     This Preliminary Term Sheet is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All amounts are approximate and subject to change. The information contained herein supersedes information contained in any prior information term sheet for this transaction. In addition, the information contained herein may be superseded by information contained in term sheets circulated after the date hereof and is qualified in its entirety by information contained in the Prospectus Supplement for this transaction. An offering may only be made through the delivery of a Prospectus Supplement and the related Prospectus.


REVISED:  6/17/96
- -------


                       GREENWICH  CAPITAL MARKETS, INC.
                            PRELIMINARY TERM SHEET
                            $251,948,187 (APPROX.)
                        FIXED RATE, SEQUENTIAL PAYING
               CITYSCAPE HOME EQUITY LOAN TRUST, SERIES 1996-2


                                                  Price
Class      Amount          WAL (yrs)    Window    Talk     Benchmark
- -----      ------          ---------    -------   ----     ---------
A-1        $114,500,000      1.10         01-26      +68    5 /7/8/ (7/97)
A-2        $61,950,000       3.10         26-51      +73    3 Yr. Tsy
A-3        $31,450,000       5.10         51-74      +95    5 Yr. Tsy
A-4        $20,760,000       7.10         74-100     +110   5  /3/4/
A-5        $23,288,187      11.05        100-178      130   10 Yr. Tsy


Underwriter:             GREENWICH CAPITAL MARKETS, INC. (SOLE UNDERWRITER)
Seller and Servicer:     Cityscape Corp.
Depositor:               Financial Asset Securities Corp.
Trustee:                 Harris Trust and Savings Bank
Federal Tax Status:      An election will be made to treat the Trust as a
                         REMIC.
Registration:            The Certificates will be available in book-entry
                         form through DTC.
Pricing Date:            TBD
Settlement Date:         Thursday, June 27, 1996 (expected)[FN]
Accrued Interest:        PRICE WILL INCLUDE INTEREST ACCRUED FROM JUNE 21,
                         1996 UP TO, BUT NOT INCLUDING, THE SETTLEMENT DATE.
Accrual Period:          Interest will accrue for the first
                         distribution on July 25, 1996 from June 21, 1996
                         through June 30, 1996 (10 days of accrued interest).
                         Thereafter, the accrual period will  be each
                         calendar month based on a 360-day year consisting
                         of 12 30-day months.
Distribution Dates:      25th day of each month (or the next succeeding
                         business day), beginning July 25, 1996.
Credit Enhancement:      Overcollateralization and a surety wrap to be
                         provided by Financial Security Assurance, Inc. ("FSA").
Expected Ratings:        AAA/Aaa, S&P/Moody's (based on FSA surety wrap)
ERISA Eligibility:       The Certificates will be ERISA eligible.
SMMEA Treatment:         The Certificates WILL NOT constitute "mortgage
                         related securities" for purposes of SMMEA.
Optional Termination:    10% optional clean-up call

Prepayment Assumption:   4.8% ramping to 24% CPR over 12 months.
Mortgage Loans:          As of the date hereof, the collateral balance is
                         approximately $222,472,908 (it is expected that
                         as of the June 21, 1996 Cut-Off Date, the collateral
                         pool will include an additional $30,000,000).
Collateral Term Sheet:   Please see attached.


THE SELLER AND SERVICER

The Seller and Servicer, Cityscape Corp., a New York corporation and a wholly-owned subsidiary of Cityscape Financial Corp., a publicly-traded Delaware corporation, is a full service mortgage banker engaged in the business of originating, selling and servicing mortgage loans on one- to four-family residential properties, small multi-family and or mixed-use properties, with an emphasis on non-conforming first and second mortgages. The Seller and Servicer was incorporated in New York in 1985 and currently is licensed as a mortgage banker or registered, as appropriate, in 37 states (including New York, Illinois, Maryland, New Jersey, Indiana, Pennsylvania, Massachusetts, Connecticut, Virginia) and the District of Columbia. As of March 31, 1996, the Servicer was servicing a loan portfolio (including loans it has retained for its own account) of approximately $464,841,548.

[FN]SUBJECT TO CHANGE

DELINQUENCY AND CHARGE-OFF EXPERIENCE

The following tables set forth information relating to the delinquency and foreclosure and loan charge-off experience of Cityscape for its servicing portfolio of home equity loans (including home equity loans serviced for others) as of the dates or for the periods indicated.


                                Delinquency and Foreclosure Experience

                                  At                        At
                            December 31, 1995         March 31, 1996
                          --------------------      ---------------------
                          Number of                 Number of
                            Loans       Amount        Loans        Amount
                          ---------     ------      ---------      ------
Servicing portfolio        5,043     $327,273,085     8,012     $464,841,548

Past due loans(1)
  30-59 days . . . . .        91     $  6,019,360       157      $10,196,837
  60-89 days . . . . .        24        1,659,761        58        4,544,282
  90 days+ . . . . . .        42        2,489,565        64        3,854,127

Total past due loans         157     $ 10,168,686       279      $18,595,246
Foreclosures pending (2)      49        4,050,186        90       $8,305,339
REO properties(3)              3          224,086         5          346,769

Total past due loans,
foreclosures pending and
REO properties(3)                                       374      $27,247,354

Total past due loans,
foreclosures pending and
REO
properties as a
percentage of
servicing portfolio          4.1%            4.4%      4.67%           5.86%



(1) The past due period is based on the actual number of days that a payment is contractually past due. A loan as to which a monthly payment was due 30-59 days prior to the reporting period is considered 30-59 days past due, etc.
(2)  Includes bankruptcies which preclude foreclosure.
(3) An "REO Property" is a property acquired and held as a result of foreclosure or deed in lieu of foreclosure.



                                Loan Charge-Off Experience
                                --------------------------
                          Year Ending December 31, 1995      At March 31, 1996
Servicing portfolio
  at period end                         $   327,273,085           $464,841,548
Average outstanding(1)                           64,897                 58,018
  Number of loans
    outstanding                                   5,043                  8,012
  Gross losses(2)                       $             0            $         0
  Loan recoveries                       $             0            $         0

Net loan charge-offs                                               $         0
                                         $            0
Net loan charge-offs as
  a percentage
  of average outstanding                              0%                     0%
Net loan charge-offs as
  a percentage of
  servicing portfolio
  at period end                                       0%                     0%



(1) "Average outstanding" for each period presented is the arithmetic average of the principal balances of the loans in Cityscape's servicing portfolio outstanding at the close of business on each business day during such period. After Cityscape acquires title to a property by foreclosure or deed in lieu of foreclosure, Cityscape obtains an updated appraisal of the property, and any remaining loan balance in excess of its fair market value (as determined by such new appraisal) is generally charged off.
(2) "Gross losses" means the outstanding principal balance plus accrued but unpaid interest on liquidated mortgage loans.